SUB-ITEM 77C
Submission of matters to a vote of security holders

A special meeting of the shareholders of the funds was held on June 16, 2010 to vote on the following proposals. The proposals received the required number of votes of American Century Quantitative Equity Funds, Inc., or
the applicable fund, and were adopted. A summary of voting results is listed below the proposals.

Proposal: To elect one Director to the Board of Directors

Frederick L.A. Grauer

Affirmative:  4,067,909,978.47

Against: 174,470,447.82

Abstain:  0

Broker Non-vote: 0

Previously elected Directors whose term of office continued after the meeting include: John Freidenrich, Ronald J. Gilson, Peter F.
Pervere, Myron S. Scholes, John B. Shoven and Jonathan S. Thomas

Proposal: To approve a management agreement with American Century
Investment Management, Inc.

   Disciplined Growth Disciplined Growth
      Institutional Class

Affirmative  9,621,472.44  2,396,079.46
Against   157,400.17  .00
Abstain   72,005.08  .00
Broker Non-votes 1,439,978.85  .00

   Equity Growth  Equity Growth
      Institutional Class
Affirmative  1,112,772,990.09 110,360,917.82
Against   14,029,936.15  748,877.31
Abstain   42,420,385.07  261,762.04
Broker Non-votes 168,266,278.37  281,261.42

   Global Gold  Global Gold
      Institutional Class
Affirmative  523,547,057.71  11,478,396.29
Against   12,583,992.69  .00
Abstain   15,072,623.94  .00
Broker Non-votes 75,932,787.18  .00

   Income & Growth  Income & Growth
      Institutional Class
Affirmative  945,860,873.90  177,664,811.30
Against   17,666,859.67  2,233,086.01
Abstain   25,115,309.20  112,316.00
Broker Non-votes 76,890,609.30  10,940,668.78

   International Core  International Core Equity
   Equity   Institutional Class
Affirmative  4,032,550.94  669,544.78
Against   58,860.98  .00
Abstain   49,038.68  .00
Broker Non-votes 434,027.41  .00

   Long-Short Market  Long-Short Market Neutral
   Neutral   Institutional Class
Affirmative  46,761,371.01  6,570,443.04
Against   932,968.49  113,986.03
Abstain   2,059,315.73  9,980.10
Broker Non-votes 18,970,074.29  1,277,793.71

   NT Equity Growth  NT Small Company
   Institutional Class Institutional Class
Affirmative  312,772,256.28  73,708,507.54
Against   6,194,410.20  1,027,629.36
Abstain   1,759,136.94  3,656,450.36

   Small Company  Small Company
      Institutional Class
Affirmative  183,593,953.22  24,719,482.75
Against   2,874,064.27  142,696.46
Abstain   3,519,192.89  403,809.28
Broker Non-votes 11,050,606.35  74,692.27

   Utilities
Affirmative  143,449,883.04
Against   4,877,007.75
Abstain   5,206,489.20
Broker Non-votes 23,455,454.14